Exhibit 10.1
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054 USA

March 15, 2019

Christopher Cox
1040 Fifth Avenue
New York, NY 10028

Dear Christopher,
This is to confirm the termination of your employment with The Medicines Company (the “Company”) effective March 15, 2019 (“Termination Date”). This letter agreement sets forth the terms of the termination of your employment and the benefits the Company will provide to you as a result of the cessation of your employment if you sign and return this letter agreement to Richard Fires, Chief Human Strategy Officer at the Company, by April 6, 2019 (“Return Date”) and do not revoke this letter agreement within the revocation period provided.
By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 3.
If you choose not to sign and return this letter agreement by the Return Date or timely revoke your signature, you will not receive the Severance Benefits (as defined in Paragraph 2 below). Rather, you will only receive payments of any wages owed through the Termination Date and any unused vacation time accrued through the Termination Date.
Whether or not you agree to the terms and conditions in this letter agreement:

◦	You will receive payments of any wages owed through the Termination Date and any unused vacation time accrued through the Termination Date;

◦
You may elect to purchase group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., with all premium costs paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You will receive an enrollment packet from our COBRA administrator, Discovery Benefits, with instructions on how to elect coverage;

◦
Health, dental and vision benefits, if elected, provided to you as an employee of the Company will cease on March 31, 2019. Welfare benefits such as life insurance and long-term disability will cease upon the Termination Date; and

◦
Vesting under any stock option grants you have received from the Company ends on the Termination Date, subject to Paragraph 2(ii) below. Nothing in this letter agreement shall constitute a waiver or amendment of any rights you may have under any stock option grants you have received from the Company. You will have a period of three (3) months after the Termination Date to exercise all of the options that have vested, subject to Paragraph 2(iii) below.

If, after reviewing this letter agreement, you find the terms and conditions are satisfactory to you, you should sign and return this letter agreement to Richard Fires by the Return Date.
The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement:

1.
Termination of Employment - Your employment with the Company terminates on March 15, 2019 and all benefits of employment cease on such date with the exception of health, dental and vision benefits, if elected, which will cease on March 31, 2019.

2.
Description of Severance Benefits – Subject to your compliance with the terms of this letter agreement, the Company will pay to you, and you will be entitled to receive, the following (collectively, the “Severance Benefits”):

(i)          for a period of twelve (12) months after the Termination Date, the Company will subsidize 100% of your COBRA health care premiums. All payments must be made not later than the end of the year following the year in which the expense was incurred. Notwithstanding the foregoing, in the event a COBRA premium benefit violates the nondiscrimination rules under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time) (the “Affordable Care Act”), the Company will use its reasonable efforts to provide additional severance benefits equivalent to the payments forfeited if and to the extent permitted under the Affordable Care Act;
(ii)         accelerated vesting, effective on the 60th day following the Termination Date, provided that you have not revoked your acceptance to this letter agreement within the applicable revocation period set forth in Paragraph 17, of all outstanding equity awards previously granted to you and outstanding immediately prior to the Termination Date which would have vested within eighteen (18) months after the Termination Date (assuming that you had continued to be employed by the Company during such eighteen (18) month period); and
(iii)        extended period to exercise all of the options that have vested, including all options that vest as contemplated in clause (ii) of this Paragraph 2, from three (3) months after the Termination Date to a period of twelve (12) months after Termination Date.

3.
Release - In consideration of the payment and provision of the Severance Benefits, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties arising out of your employment with and/or separation from the Company, including, but not limited to:

(i)	any agreement (other than this letter agreement) you have with the Company relating to your employment with the Company;

(ii)
all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Older Workers Benefits Protection Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, the Federal Fair Labor Standards Act, any applicable Executive Order Programs and their state and local counterparts, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq., the New Jersey Workers’ Compensation Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey State Wage and Hour Law, the New Jersey Wage Payment Law and the New Jersey Political Activities of Employees law, all as amended;

(iii)
all common law claims including, but not limited to, actions in tort, defamation, infliction of emotional distress and breach of contract; all claims arising under any policies, practices or procedures of the Company; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options;

(iv)
any other claim for damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and

(v)
Nothing in this letter agreement, including paragraphs 3, 4, 7 and 12, shall prohibit or restrict you (or your attorney) from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with, any administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the US Department of Justice (DOJ), the US Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB).

4.	Continuing Obligations -

(i)
You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Invention and Non-Disclosure Agreement, and your obligations not to solicit or hire employees of the Company, as stated more fully in the Non-Solicitation Agreement, both of which agreements you executed at the inception of your employment and which remain in full force and effect following the termination of your employment. Notwithstanding, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(ii)
You also agree to make yourself reasonably available to assist the Company in the prosecution and/or defense of any legal proceedings in which your participation, as a witness or otherwise, may be required. You also agree to make yourself reasonably available to assist the Company in connection with the defense or prosecution of any claim that may be made against or by Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

(iii)
You also agree to hold all equity of the Company for at least 12 months from the Termination Date, provided, however, that the restrictions imposed by this paragraph 4(iii) shall not apply to the tender, transfer or disposition of shares of Company common stock or any securities convertible into or exercisable or exchangeable for Company common stock (1) in connection with a change of control transaction of the Company, including pursuant to any tender offer for Company common stock that, if consummated, would result in a change of control of the Company, (2) as a bona fide gift or gifts, (3) to your immediate family, (4) to any trust for the direct or indirect benefit of you or your immediate family in a transaction not involving a disposition for value, (5) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by you or your immediate family in a transaction not involving a disposition for value or (6) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of your immediate family; provided that, in cases (2) – (6) above, no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement, reporting a reduction in beneficial ownership of shares of Common Stock held by the undersigned shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 12-month period referred to above).

5.
Return of Company Property - You understand that you must return all property of the Company. By signing this letter agreement, you confirm and acknowledge that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.
Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

7.
Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration described herein, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group or financial institution; current or former employee, consultant, client or customer of the Company; or any other person or entity with whom or which the Company has an actual or prospective business relationship, in each case regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The Company agrees that it will cause its current officers, directors and employees not to make any false, disparaging or derogatory statements about you to any media outlet, industry group or financial institution; current or former employee, consultant, client or customer of the Company; or any other person or entity with whom or which you have an actual or prospective business relationship.

8.
Neutral Reference - You are directed to have all inquiries for references regarding your employment with the Company directed to Richard Fires, Chief Human Strategy Officer. The Company will then provide your dates of employment and position held and will not provide any other information to any such inquirer.

9.
Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.
Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.
Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.
Confidentiality - You understand and agree that as a condition for payment to you of the Severance Benefits, the terms and contents of this letter agreement, and the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed by you or your agents or representatives to any person except you may make such disclosures: (a) to your immediate family, tax advisors, or taxing authorities, so long as such person or entity agrees to be bound by the confidential nature of this letter agreement; (b) to your legal counsel; (c) pursuant to the order of a court; (d) while engaging in the activities referenced in paragraph 3(v) of this letter agreement; (e) for purposes of securing enforcement of the terms and conditions of this letter agreement, should that ever be necessary; and (f) as agreed to in writing by the Company.

13.
409(A) – The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this letter agreement. In addition, it is the Company’s intention that all payments or benefits provided under this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this letter agreement shall be interpreted, administered and operated accordingly. If under this letter agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this letter agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter agreement. In the event the period of notice and severance benefits referenced in Paragraph 2 of this letter agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

14.	Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.
Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents hereof, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.	Acknowledgement –
(i)     This letter agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this letter agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this letter agreement.
(ii)     You understand that, by entering into this letter agreement, you do not waive rights or claims that may arise after the date of your execution of this letter agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this letter agreement.
(iii)    You agree and acknowledge that the consideration provided to you under this letter agreement is in addition to anything of value to which you are already entitled.
(iv)    The Company advises you to consult with an attorney before signing this letter agreement.
(v)    You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company hereby advises you to consult with an attorney of your own choosing prior to signing this agreement. You may revoke your agreement to this letter agreement for a period of seven (7) days following the date you deliver the signed agreement to the Company. Any revocation within this period must be submitted in writing to the Richard Fires and state “I hereby revoke my agreement to the letter agreement dated March 15, 2019” The revocation must be delivered to, and received by, the Company within seven (7) days after the day you deliver the signed agreement to the Company. This agreement shall not become effective or enforceable until the revocation period has expired without your having revoked your agreement (the “Effective Date”).

17.
Revocation - You may revoke your agreement to this letter agreement for a period of seven (7) days following the date you deliver the signed agreement to the Company. Any revocation within this period must be submitted in writing to Richard Fires and state “I hereby revoke my agreement to this letter agreement dated March 15, 2019.” The revocation must be delivered to, and received by, the Company within seven (7) days after the day you deliver the signed agreement to the Company. This letter agreement shall not become effective or enforceable until the revocation period has expired without your having revoked your agreement.

18.	Applicable Law - This letter agreement shall be interpreted and construed by the laws of the State of New Jersey, without regard to conflict of laws provisions.

19.
Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the termination of your employment with the Company, the Severance Pay and the release of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this Paragraph 19, however, shall modify, cancel, or supersede your obligations set forth in Paragraph 3 herein.

Please call Richard Fires, Chief Human Strategy Officer at the Company, if you have any questions about the matters covered in this letter agreement.

Very truly yours,
THE MEDICINES COMPANY

By:

/s/ Richard Fires

Richard Fires
Senior Vice President, Chief Human Strategy Officer

I hereby agree to the terms and conditions set forth above. I intend that this letter agreement become a binding agreement between the Company and me.

/s/ Christopher Cox                Date:     3/15/19
Christopher Cox

To be returned by April 6, 2019.